Exhibit 99.1


          FLEETWOOD REPORTS PRELIMINARY SALES FOR
           FOURTH QUARTER AND FISCAL YEAR 2006


Riverside, Calif., May 4, 2006 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for its fourth quarter and fiscal year ended April 30, 2006.

In the fourth fiscal quarter, Fleetwood's sales were approximately $597 million, up 7 percent from $560 million in last year's final quarter. Quarterly sales for the RV Group improved 12 percent while the Housing Group's revenues declined 19 percent. For the fiscal year, consolidated sales increased 2 percent to $2.43 billion compared with $2.37 billion last year, with recreational vehicles off 3 percent and manufactured housing up 1 percent. Consolidated revenues for the fourth quarter of fiscal 2005 were net of $27 million in intercompany sales with no comparable offset in the current quarter. Consolidated revenues in fiscal 2005 were net of $128 million in intercompany sales, while fiscal 2006 revenues were reduced by only $26 million of intercompany sales due to the August 2005 sale of the Company's retail housing business.

The 12 percent increase in quarterly recreational vehicle sales raised total revenues for the Group to approximately $426 million from the prior year's $381 million, due to significant increases in both travel trailers and folding trailers. Travel trailers increased by 35 percent to $157 million. Excluding this quarter's $34 million in FEMA unit sales, the travel trailer division experienced a smaller 6 percent gain over the prior year. Folding trailer revenues were up 18 percent to $23 million. Motor home revenues were approximately unchanged, over the prior year, at $246 million.

For the full fiscal year, sales of recreational vehicles totaled approximately $1.61 billion, down 3 percent from $1.66 billion in the prior year. Motor home sales declined 11 percent to $973 million compared with $1.10 billion last year, travel trailer sales were up 15 percent to $550 million compared to $478 million last year, and folding trailers were off 1 percent at $84 million versus the prior year's $85 million. For the 2006 fiscal year, the travel trailer division sold approximately $136 million of FEMA units, compared with $14 million in 2005.

"The beginning of the spring selling season has been soft for the motor home industry due to consumer and dealer concerns about fuel costs and rising interest rates," said Elden Smith, Fleetwood's president and chief executive officer. "In light of that and the fact that last year's sales were made in an industry environment of heavy discounting, we view flat motor home revenues as a positive. We are also encouraged by the gains in our towable divisions. This is the second consecutive quarter of improved sales for the travel trailer division, even without the boost of the FEMA business, and our backlogs remain strong going into the first quarter of fiscal 2007. This is also the first quarter of year-over-year improvement in folding trailers since the fourth quarter of fiscal 2004, which may be an indication that the extended negative trend in that industry niche has reversed."

Manufactured housing preliminary fourth quarter sales were $157 million, a reduction of 19 percent from $192 million in the same period of the prior year. For the full fiscal year, preliminary manufactured housing sales were $795 million, up 1 percent from $786 million in the prior year. Current year sales include $87 million of disaster relief revenues as compared to $44 million in fiscal 2005. There were no significant disaster relief sales in the fourth quarter of either year.

"The comparisons in this quarter were particularly difficult for our Housing Group," Smith said. "Last year at this time, we were filling some large orders for housing communities that totaled over $10 million. We also made $27 million of sales to our own retail stores in last year's fourth quarter, more than 50 of which were closed after we completed the sale of that division. We are confident that the downturn is temporary, and believe that our new, more regionally focused products will ultimately produce revenue and market share increases. We have participated in a number of shows recently where our products generated substantial excitement, leading us to be optimistic regarding future orders.

"When compared with the same quarter of last year, our fourth quarter results will be reflective of the progress we're making in executing our restructuring plan," Smith said. "Obviously, given the difficulty of last year's fourth quarter, we expect the results for the current quarter to compare very favorably. In addition, despite lower FEMA sales and the slower market in manufactured housing and motor homes, we anticipate that we will post fourth quarter results at comparable levels to those of our third quarter. We continue working toward consistent profitability, despite a current headwind in both the RV and manufactured housing industry environments. At the same time we are positioning the Company to take advantage of any upturn in our markets. Although we anticipate that some of the market challenges we faced in this quarter will continue into the first quarter of the new fiscal year, we are encouraged by our current RV backlog that ranges from 6 to 7 weeks of production. We are also eager to push forward, in the next few months, with the introduction of our '07 RV products, designed to enhance the distinction between our various brands and achieve a more competitive fit of each in the market. We remain optimistic about the future of both the recreational vehicle and manufactured housing industries, and our participation in each."

The Company also announced it would pay the cash distribution due on its 6% preferred securities on May 15, 2006.

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions, rising interest rates, fuel prices and other factors on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; availability and pricing of raw materials and components; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company's ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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